DRAFT
PRIVILEGED & CONFIDENTIAL

ICOA, Inc. Receives $2.0 Million in Funding and Equipment Leasing

Warwick, RI - May 17, 2001 - ICOA, Inc. (OTCBB:ICOA) today announced that it has received $2.0 million in funding and equipment leasing. The funding consists of $400,000 of convertible notes and related warrants privately placed with an institutional investor, and a $1.6 million equipment lease.

"These two rounds of funding will enable ICOA and its wholly owned subsidiary WebCenter Technologies, Inc. to meet their immediate capital needs and complete the installation of 125 WebCenter 3000TM terminals at San Francisco International Airport and Los Angeles International Airport," stated Erwin Vahlsing Jr., CFO, ICOA, Inc.

In the private placement, the Company issued its two-year convertible notes, and five-year warrants to purchase 4,000,000 shares of common stock at an exercise price of $.072 per share, and received gross proceeds of $400,000. With regard to the previous equity line contract, which was signed on August 28, 2000, by mutual agreement between the investors and ICOA, the provisions providing for future financing rounds have been terminated.

The $1.6 million equipment lease funds the cost of equipment for our Network Operations Center, and the installation of 125 terminals in San Francisco and Los Angeles airports.

"We are moving forward in the execution of our strategic growth initiative of installing our WebCenter 3000TM terminals in major international airports throughout the United States," stated George Strouthopoulos, CEO and President of ICOA, Inc.

ICOA, Inc. is a development stage company in the process of developing and automated network of Internet pay phone terminals with video advertising displays, through its wholly-owned subsidiary WebCenter Technologies, Inc. We have developed the plans for a managed network to provide telecommunications, business, and e-commerce services via these terminals. The services we intend to provide include communication services such as telephone, e-mail, and facsimile; and business services such as copy and print; and e-commerce services, including advertising, shopping, and bill baying.

This press release contains certain forward-looking statements concerning ICOA, which are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company's Registration Statement on Form SB-2 on file with the SEC and other filings made with the SEC from time to time.

For additional information, please call us at (401) 739-9205.